Exhibit 99.1

Acuity Brands, Inc.

Long-Term Incentive Plan

Fiscal Year 2007 Plan Rules for Executive Officers

On August 23, 2006, the Compensation Committee of the Board of Directors of Acuity Brands, Inc. adopted plan rules for potential equity awards to be earned by executive officers for performance during fiscal year 2007 under the Corporation’s Long-Term Incentive Plan. The plan rules for each executive officer consist of a target award value, stated as a percentage of gross salary, subject to the application of negative discretion by the Committee. The target award is based on achievement of specified financial performance measures, and the actual award earned increases above target or decreases below target based on the level of achievement of the financial performance measures, with no award earned (other than possible discretionary awards) if financial performance is below a specified threshold level.

The performance measures consist of specified targets for:

•	Diluted Earnings per Share for the Corporation; and

•	Business Unit contribution to the company-wide target.

The percentage of gross salary used in determining the target award is based on competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies.

Achievement of performance levels is determined by the Compensation Committee following the completion of the fiscal year and award amounts are subject to the application of negative discretion by the Committee. Awards are granted following completion of the fiscal year.